                                                                     EXHIBIT 5.1



                           [COOLEY GODWARD LLP LETTERHEAD]


June 6, 2000

Lightspan, Inc.
10140 Campus Point Drive
San Diego, CA 92121


RE:  REGISTRATION STATEMENT ON FORM S-8


Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Lightspan, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of 5,482,063 shares of the Company's Common Stock, $.001 par value (the "Shares"), for issuance (i) pursuant to the Company's 2000 Equity Incentive Plan and 2000 Employee Stock Purchase Plan, and
(ii) upon the exercise of outstanding options granted under the Company's Academic Systems Corporation 1992 Stock Option Plan (collectively, the "Plans"). The outstanding option granted under Academic Systems Corporation 1992 Stock Option Plan were assumed by the Company in connection with the Agreement and Plan of Reorganization, dated May 10, 1999, as amended (the "Reorganization Agreement"), by and among the Company and Academic Systems Corporation.

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Plans, the forms of option agreement, the Reorganization Agreement, the Company's Amended and Restated Certificate of Incorporation and Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement, the Plans, the options granted thereunder and the option agreements, will be validly issued, fully paid, and nonassessable.

Lightspan, Inc.
June 6, 2000
Page Two


We consent to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,

COOLEY GODWARD LLP

/s/ CHRISTOPHER J. KEARNS

Christopher J. Kearns